EXHIBIT 99.31

Press Release

CONTACTS:

DTG:	Terri Willson Snow	EDS:	Blake Hull
		Executive Director	EDS Media
	Corporate Communications		Media Relations
		(918) 669-2743	(972) 605-5063
		tsnow@dtag.com	blake.hull@eds.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP EXPANDS INFORMATION TECHNOLOGY SERVICES RELATIONSHIP WITH EDS

TULSA, OKLAHOMA and PLANO, TEXAS, August 2, 2006: Dollar Thrifty Automotive Group Inc. (NYSE:DTG) and EDS (NYSE:EDS) today announced the signing of a five-year, $150 million information technology (IT) services extension agreement, with new revenue service to EDS of approximately $125 million. Under the agreement, which commences October 1, 2006, EDS will provide DTG with a range of IT services including applications development and maintenance, network, workplace and storage management, back-up and recovery and mid-range hosting services. For the past nine years, EDS has provided DTG with a portion of its data center operations support.

“Dollar Thrifty Automotive Group and EDS have a long-term relationship and this new agreement is the next logical step in the expansion of our partnership,” Don Himelfarb, Dollar Thrifty Automotive Group Chief Administrative Officer, said. “In addition to the economic benefits associated with leveraging across the EDS organization, we chose to expand our relationship based on EDS’ world-class approach to technology solutions. Also, important to our decision, was the fact that EDS has an existing, large presence in Tulsa as we anticipate a significant number of DTG employees will transition to EDS. Heading DTG’s IT organization and relationship with EDS will be Vic Alonzi, DTG Vice President – IT, a seasoned executive with over 20 years of IT experience including over 10 years with DTG.”

“EDS has the capability to help us standardize and transform our IT infrastructure and critical business applications,” Alonzi said. “A leading technology provider, EDS is a natural fit with DTG’s strategy to be a low-cost provider while providing outstanding business value. We look forward to working with EDS in developing and delivering innovative business solutions for both our internal and external customers.”

As part of this agreement, EDS will assume responsibility for DTG’s infrastructure and will manage more than 4,500 desktop workstations and more than 500 servers. DTG and EDS will work together to develop a flexible platform that supports speed to market and user-friendly outcomes.

“We are delighted to have DTG as a strategic partner as we continue to grow our presence in the travel and hospitality segment,” said Jim Dullum, vice president and leader of EDS’ Global Transportation industry group. “DTG will take advantage of EDS’ recent multi-billion dollar investment in its global delivery model and together we will position both companies for long-term growth in this important market segment.”

About DTG

Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission "Value Every Time," the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 1,600 corporate and franchised worldwide locations including over 800 in the United States and Canada. The Dollar or Thrifty brands operate in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. Learn more at eds.com.

The statements in this news release that are not historical statements, including statements regarding the amount of new contract values, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, which could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see EDS' most recent Form 10-K. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.